Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated March 13, 2018)

Filed pursuant to Rule 433

Registration Statement No. 333-212778

The Hartford Financial Services Group, Inc.

$500,000,000

4.400% Senior Notes due 2048

FINAL TERM SHEET

Dated March 13, 2018

Issuer:	The Hartford Financial Services Group, Inc.

Security:	SEC Registered Senior Unsecured Notes

Specified Currency:	U.S. Dollars

Principal Amount:	$500,000,000

Expected Ratings*:	Baa2 (Positive) / BBB+ (Stable)

Trade Date:	March 13, 2018

Settlement Date (T+2):	March 15, 2018

Maturity Date:	March 15, 2048

Coupon:	4.400%

Day Count Convention:	30/360, unadjusted

Benchmark Treasury:	2.750% US Treasury due November 15, 2047

Benchmark Treasury Price:	93-01

Benchmark Treasury Yield:	3.111%

Spread to Treasury:	135 basis points

Yield to Maturity:	4.461%

Price to Public:	98.997% of principal amount

Interest Payment Dates:	Semi-annually in arrears on March 15 and September 15, commencing September 15, 2018

Optional Redemption:

Make-Whole Call:	+25 basis points prior to September 15, 2047 (6 months prior to maturity)

Par Call:	On or after September 15, 2047

Proceeds (after underwriting discount and before expenses) to Issuer:	$490,610,000 (98.122% of principal amount)

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	416515 BD5 / US416515BD59

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Wells Fargo Securities, LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
BNY Mellon Capital Markets, LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free 1-800-831-9146 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

*The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings are subject to revision or withdrawal at any time by Moody’s or S&P. Each of the security ratings above should be evaluated independently of any other security rating.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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